Exhibit 99.1

MEDIA:	INVESTORS:
PNC Media Relations	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS THIRD QUARTER 2018 NET INCOME OF $1.4 BILLION,
$2.82 DILUTED EPS

Average loans and deposits grew, revenue increased, net interest margin expanded

PITTSBURGH, Oct. 12, 2018 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	3Q18	2Q18	3Q17
Net income $ millions	$1,400	$1,356	$1,126
Diluted earnings per common share	$2.82	$2.72	$2.16

“PNC delivered another good, consistent quarter. We grew average loans and deposits and continued to add new clients. Net interest income and our margin and fee income increased. We’re experiencing success with our national initiative to expand our middle market capabilities in faster growing markets, and we launched our national retail digital strategy with a high yield savings offer to be supported by an ultra-thin retail network. Looking ahead, we’re positioned to drive growth and efficiency over the long term.”
     Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
Third quarter 2018 compared with second quarter 2018

▪	Net income of $1.4 billion for the third quarter increased $44 million, or 3 percent, compared with the second quarter.

▪	Total revenue for the third quarter increased $33 million, or 1 percent, to $4.4 billion.

▪
Net interest income increased $53 million, or 2 percent, to $2.5 billion due to higher loan yields and securities balances and the benefit of an additional day in the third quarter partially offset by increased funding costs.

–	Net interest margin increased 3 basis points to 2.99 percent.

▪	Noninterest income was $1.9 billion, a decrease of $20 million.

–	Fee income grew $13 million, or 1 percent, to $1.6 billion led by higher asset management revenue and consumer activity.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 2

–
Other noninterest income decreased $33 million to $301 million primarily due to negative Visa Class B derivative fair value adjustments of $32 million in the third quarter compared with a benefit of $27 million in the second quarter partially offset by higher revenue from private equity investments.

▪	Noninterest expense increased $24 million, or 1 percent, to $2.6 billion driven by higher business activity.

▪	Provision for credit losses was $88 million, an increase of $8 million reflecting a higher provision for consumer loans.

▪	The effective tax rate was 15.7 percent for the third quarter compared with 18.3 percent for the second quarter due to the timing of deductions related to tax planning activities.
Balance Sheet Highlights

▪	Average loans increased $.7 billion in the third quarter to $223.3 billion compared with the second quarter.

–	Average commercial lending balances grew $.2 billion primarily in PNC's equipment finance and business credit businesses. Loan growth was moderated by substantial payoff volumes.

–
Average consumer lending balances increased $.5 billion due to growth in auto, residential mortgage, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.8 billion at September 30, 2018 decreased $29 million, or 2 percent, compared with June 30, 2018.

–	Net charge-offs were $91 million for the third quarter compared with $109 million for the second quarter.

▪	Average deposits increased $1.5 billion, or 1 percent, to $262.5 billion in the third quarter compared with the second quarter primarily due to seasonal growth in commercial deposits.

▪	Average investment securities increased $3.3 billion, or 4 percent, to $80.8 billion in the third quarter compared with the second quarter.

▪	PNC returned $.9 billion of capital to shareholders in the third quarter through repurchases of 3.3 million common shares for $.5 billion and dividends on common shares of $.4 billion.

▪	The August quarterly cash dividend on common stock was raised to 95 cents per share, an increase of 20 cents per share, or 27 percent.

▪	PNC maintained strong capital and liquidity positions.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.3 percent at September 30, 2018 and 9.5 percent at June 30, 2018.

–	The Liquidity Coverage Ratio at September 30, 2018 for both PNC and PNC Bank, N.A. continued to exceed the regulatory minimum requirement of 100 percent.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data		3Q18	2Q18	3Q17
Net income		$1,400	$1,356	$1,126
Net income attributable to diluted common shares		$1,317	$1,282	$1,042
Diluted earnings per common share		$2.82	$2.72	$2.16
Average diluted common shares outstanding		467	472	483
Return on average assets		1.47%	1.45%	1.20%
Return on average common equity		12.32%	12.13%	9.89%
Book value per common share	Quarter end	$93.22	$92.26	$89.05
Tangible book value per common share (non-GAAP)	Quarter end	$73.11	$72.25	$69.72
Cash dividends declared per common share		$.95	$.75	$.75

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Net interest income	$2,466	$2,413	$2,345	2%	5%
Noninterest income	1,891	1,911	1,780	(1)%	6%
Total revenue	$4,357	$4,324	$4,125	1%	6%

Total revenue for the third quarter of 2018 increased $33 million compared with the second quarter and $232 million compared with the third quarter of 2017. Net interest income grew in both comparisons and noninterest income increased over third quarter 2017.
Net interest income for the third quarter of 2018 increased $53 million compared with the second quarter and $121 million compared with the third quarter of 2017. Higher loan and securities yields and balances were partially offset by higher deposit and borrowing costs in both comparisons reflecting the impact of interest rate increases. Third quarter 2018 also benefited from an additional day compared with the second quarter. The net interest margin increased to 2.99 percent for the third quarter of 2018 compared with 2.96 percent for the second quarter and 2.91 percent for the third quarter of 2017.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 4

Noninterest Income				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Asset management	$486	$456	$421	7%	15%
Consumer services	377	381	357	(1)%	6%
Corporate services	465	487	404	(5)%	15%
Residential mortgage	76	84	104	(10)%	(27)%
Service charges on deposits	186	169	181	10%	3%
Other	301	334	313	(10)%	(4)%
	$1,891	$1,911	$1,780	(1)%	6%

Noninterest income for the third quarter of 2018 declined $20 million compared with the second quarter as fee income growth was more than offset by a decrease in other noninterest income. Asset management revenue, including earnings from PNC's equity investment in BlackRock, grew $30 million and reflected higher average equity markets. Corporate service fees declined $22 million primarily due to a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge, and lower loan syndication fees partially offset by higher merger and acquisition advisory fees. Residential mortgage revenue decreased $8 million attributable to a lower benefit from mortgage servicing rights valuation, net of economic hedge. Service charges on deposits grew $17 million reflecting a seasonal increase in consumer spending.
Other noninterest income for the third quarter of 2018 decreased $33 million primarily due to negative derivative fair value adjustments of $32 million related to Visa Class B common shares in the third quarter compared with a benefit of $27 million in the second quarter partially offset by higher revenue from private equity investments.
Noninterest income for the third quarter of 2018 increased $111 million compared with the third quarter of 2017. Asset management revenue increased $65 million and included the benefit of the lower federal statutory income tax rate on BlackRock earnings and higher equity markets. Consumer service fees grew $20 million driven by increased customer activity reflected in debit card, brokerage and credit card fees. Corporate service fees grew $61 million primarily due to higher merger and acquisition advisory fees and treasury management revenue. Residential mortgage revenue decreased $28 million as a result of lower loan sales and servicing revenue and a lower benefit from mortgage servicing rights valuation, net of economic hedge.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Personnel	$1,413	$1,356	$1,286	4%	10%
Occupancy	195	203	204	(4)%	(4)%
Equipment	264	281	259	(6)%	2%
Marketing	71	75	62	(5)%	15%
Other	665	669	645	(1)%	3%
	$2,608	$2,584	$2,456	1%	6%

Noninterest expense for the third quarter of 2018 increased $24 million compared with the second quarter. Personnel expense increased $57 million primarily due to higher variable compensation associated with increased business activity and an additional day in the third quarter. This increase was partially offset by declines in all other expense categories.
Noninterest expense for the third quarter of 2018 increased $152 million compared with the third quarter of 2017. Ongoing business investments were primarily reflected in personnel expense, which increased $127 million and included higher variable compensation related to revenue growth, increased staffing levels and enhanced retail banking compensation, as well as higher marketing expense supporting business growth.
The effective tax rate was 15.7 percent for the third quarter of 2018 compared with 18.3 percent for the second quarter due to the timing of deductions related to tax planning activities. The federal statutory tax rate was lowered to 21.0 percent effective January 1, 2018. The effective tax rate was 26.8 percent for the third quarter of 2017.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $377.9 billion in the third quarter of 2018 and increased 1 percent compared with $375.6 billion in the second quarter and $373.4 billion in the third quarter of 2017. Higher investment securities and loans were partially offset by lower interest-earning deposits with banks in both comparisons. Total assets were $380.1 billion at September 30, 2018, $380.7 billion at June 30, 2018 and $375.2 billion at September 30, 2017.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 6

Loans				Change	Change
				3Q18 vs	3Q18 vs
In billions	3Q18	2Q18	3Q17	2Q18	3Q17
Average
Commercial lending	$149.9	$149.7	$146.9	—	2%
Consumer lending	73.4	72.9	72.3	1%	2%
Average loans	$223.3	$222.6	$219.2	—	2%

Quarter end
Commercial lending	$149.4	$149.6	$148.5	—	1%
Consumer lending	73.7	73.3	72.6	1%	2%
Total loans	$223.1	$222.9	$221.1	—	1%

Average loans for the third quarter of 2018 increased $.7 billion compared with the second quarter. Average commercial lending balances grew $.2 billion primarily in PNC's equipment finance and business credit businesses. Loan growth was moderated by substantial payoff volumes. Average consumer lending balances increased $.5 billion due to growth in auto, residential mortgage, credit card and unsecured installment loans partially offset by lower home equity and education loans. Total loans at September 30, 2018 grew $.2 billion compared with June 30, 2018. Consumer lending balances increased $.4 billion and commercial lending balances decreased $.2 billion.
Third quarter 2018 average and period end loans increased $4.1 billion and $2.0 billion, respectively, compared with third quarter 2017 as a result of higher commercial loans and growth in consumer lending balances.

Investment Securities				Change	Change
				3Q18 vs	3Q18 vs
In billions	3Q18	2Q18	3Q17	2Q18	3Q17
Average	$80.8	$77.5	$74.4	4%	9%
Quarter end	$80.8	$80.1	$75.0	1%	8%

Investment securities average balances for the third quarter of 2018 increased $3.3 billion and period end balances increased $.7 billion compared with the second quarter due to net purchase activity, primarily in agency residential mortgage-backed and US Treasury securities. Third quarter 2018 average and period end investment securities increased $6.4 billion and $5.8 billion, respectively, compared with the third quarter of 2017. Net unrealized losses on available for sale securities were $.7 billion at September 30, 2018, reflecting the impact of higher interest rates, compared with net unrealized losses of $.4 billion at June 30, 2018 and net unrealized gains of $.7 billion at September 30, 2017.
Average balances held with the Federal Reserve Bank decreased to $18.8 billion for the third quarter of 2018 from $20.7 billion in the second quarter and $23.4 billion in the third quarter of 2017 as investment of liquidity continued.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 7

Deposits				Change	Change
				3Q18 vs	3Q18 vs
In billions	3Q18	2Q18	3Q17	2Q18	3Q17
Average
Noninterest-bearing	$76.2	$76.7	$79.0	(1)%	(4)%
Interest-bearing	186.3	184.3	180.5	1%	3%
Average deposits	$262.5	$261.0	$259.5	1%	1%

Quarter end
Noninterest-bearing	$74.8	$79.1	$80.0	(5)%	(7)%
Interest-bearing	190.1	185.8	180.7	2%	5%
Total deposits	$264.9	$264.9	$260.7	—	2%

Average deposits for the third quarter of 2018 increased $1.5 billion compared with the second quarter as seasonal growth in commercial deposits was partially offset by lower consumer demand deposits attributable in part to seasonal consumer spending. Deposit growth was in interest-bearing balances, including certificates of deposit, and reflected rising deposit rates. Deposits at September 30, 2018 were stable with June 30, 2018 and reflected a shift of commercial deposits to interest-bearing from noninterest-bearing. Third quarter 2018 average and period end deposits increased $3.0 billion and $4.2 billion, respectively, compared with third quarter 2017 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				3Q18 vs	3Q18 vs
In billions	3Q18	2Q18	3Q17	2Q18	3Q17
Average	$59.8	$58.9	$57.0	2%	5%
Quarter end	$58.0	$59.3	$57.6	(2)%	1%

Average borrowed funds for the third quarter of 2018 increased $.9 billion compared with the second quarter due to higher repurchase agreements, Federal Home Loan Bank borrowings and subordinated debt partially offset by a decrease in bank notes and senior debt. Borrowed funds at September 30, 2018 decreased $1.3 billion compared with June 30, 2018 driven by lower Federal Home Loan Bank borrowings reflecting the maturity of short-term second quarter issuances. Third quarter 2018 average and period end borrowed funds increased $2.8 billion and $.4 billion, respectively, compared with third quarter 2017.

Capital
	9/30/2018	*	6/30/2018	9/30/2017
Common shareholders' equity In billions	$43.1		$42.9	$42.4
Basel III common equity Tier 1 capital ratio	9.3%		9.5%	9.8%
* Ratio estimated

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 8

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2018 increased compared with June 30, 2018 due to third quarter net income partially offset by share repurchases, dividends and lower accumulated other comprehensive income reflecting the impact of higher rates on net unrealized securities losses.
PNC returned $.9 billion of capital to shareholders in the third quarter of 2018 through repurchases of 3.3 million common shares for $.5 billion and dividends on common shares of $.4 billion. Repurchases were made under share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2018. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On October 4, 2018, the PNC board of directors declared a quarterly cash dividend on common stock of 95 cents per share effective with the November 5, 2018 dividend payment date.
The Basel III common equity Tier 1 capital ratio, which includes the full phase-in of all Basel III adjustments, became effective for PNC as of January 1, 2018. The ratio for September 30, 2017 was calculated on the same basis. These ratios were calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			9/30/18 vs	9/30/18 vs
In millions	9/30/2018	6/30/2018	9/30/2017	6/30/18	9/30/17
Nonperforming loans	$1,694	$1,719	$1,873	(1)%	(10)%
Nonperforming assets	$1,825	$1,854	$2,067	(2)%	(12)%
Accruing loans past due 90 days or more	$619	$586	$678	6%	(9)%
Net charge-offs	$91	$109	$106	(17)%	(14)%
Provision for credit losses	$88	$80	$130	10%	(32)%
Allowance for loan and lease losses	$2,584	$2,581	$2,605	—	(1)%

Overall credit quality for the third quarter of 2018 remained strong. Provision for credit losses for the third quarter increased $8 million compared with the second quarter. The provision for consumer loans increased primarily attributable to credit card and auto loans while the provision for commercial loans was a net benefit in the third quarter reflecting lower specific loan reserves.
Nonperforming assets at September 30, 2018 decreased $29 million compared with June 30, 2018 due to lower nonperforming commercial loans and residential mortgage loans partially offset by higher nonperforming auto and home equity loans. Nonperforming assets decreased $242 million compared with September 30, 2017 as a result of lower nonperforming commercial loans, lower other real estate owned and foreclosed and other assets, and lower nonperforming commercial real estate and residential mortgage loans partially offset by higher nonperforming auto and home equity loans. Nonperforming assets to total assets were .48 percent at September 30, 2018, .49 percent at June 30, 2018, and .55 percent at September 30, 2017.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 9

Overall delinquencies at September 30, 2018 increased $67 million, or 5 percent, compared with June 30, 2018. Accruing loans past due 90 days or more increased $33 million primarily in government insured education loans and commercial loans. Accruing loans 30 to 59 days past due increased $32 million and included higher auto loan delinquencies related to Hurricane Florence.
Net charge-offs for the third quarter of 2018 decreased $18 million compared with the second quarter with half of the decline attributable to lower home equity loan net charge-offs, and decreased$15 million compared with the third quarter of 2017 due to lower commercial loan net charge-offs. Net charge-offs for the third quarter of 2018 were .16 percent of average loans on an annualized basis compared with .20 percent for the second quarter and .19 percent for the third quarter of 2017.
The allowance for loan and lease losses to total loans was 1.16 percent at both September 30, 2018 and June 30, 2018 and 1.18 percent at September 30, 2017. The allowance to nonperforming loans was 153 percent at September 30, 2018, 150 percent at June 30, 2018 and 139 percent at September 30, 2017.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	3Q18	2Q18	3Q17
Retail Banking	$283	$330	$232
Corporate & Institutional Banking	665	675	525
Asset Management Group	61	49	47
Other, including BlackRock	391	302	322
Net income	$1,400	$1,356	$1,126
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Net interest income	$1,305	$1,277	$1,176	$28	$129
Noninterest income	$622	$678	$643	$(56)	$(21)
Provision for credit losses	$113	$72	$77	$41	$36
Noninterest expense	$1,442	$1,450	$1,375	$(8)	$67
Earnings	$283	$330	$232	$(47)	$51

In billions
Average loans	$74.1	$73.7	$72.5	$.4	$1.6
Average deposits	$161.8	$162.6	$159.5	$(.8)	$2.3

Retail Banking earnings for the third quarter of 2018 decreased compared with the second quarter and increased compared with the third quarter of 2017. Earnings benefited from the lower federal statutory income tax rate compared with third quarter 2017. Noninterest income decreased in both comparisons as a result of negative derivative fair value adjustments related to Visa Class B common shares and a lower benefit from residential mortgage servicing rights valuation, net of economic hedge partially offset by higher service charges on deposits. Additionally, consumer service

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 10

fees grew in the comparison to third quarter 2017, including debit card, brokerage and credit card fees. Provision for credit losses increased in both comparisons due to credit card loan portfolio growth and, in the second quarter comparison, auto loan portfolio growth. Noninterest expense decreased compared with the second quarter reflecting lower occupancy costs and increased in the comparison to third quarter 2017 as a result of higher personnel costs, marketing activity and continued investments in technology.

▪
Average loans increased 1 percent compared with the second quarter and 2 percent compared with third quarter 2017 due to growth in auto, residential mortgage, credit card and unsecured installment loans partially offset by lower home equity, commercial and education loans.

▪
Average deposits declined compared with the second quarter primarily due to lower demand deposits attributable in part to seasonal consumer spending. Certificates of deposit increased in the comparison. Average deposits grew 1 percent compared with third quarter 2017 as higher demand and savings deposits were partially offset by lower money market deposits reflecting a shift to relationship-based savings products and by a decline in certificates of deposit.

▪	Net charge-offs were $96 million for the third quarter of 2018 compared with $112 million in the second quarter and $85 million in the third quarter of 2017.

▪
Residential mortgage loan origination volume was $2.1 billion for the third quarter of 2018 compared with $2.0 billion for the second quarter and $2.5 billion for the third quarter of 2017. Approximately 72 percent of third quarter 2018 volume was for home purchase transactions compared with 71 percent for the second quarter and 57 percent for the third quarter of 2017.

▪
The residential mortgage servicing portfolio was $127 billion at September 30, 2018 compared with $124 billion at June 30, 2018 and $129 billion at September 30, 2017. Residential mortgage loan servicing acquisitions were $6 billion in the third quarter of 2018 compared with $3 billion in the second quarter and $2 billion in the third quarter of 2017.

▪
Approximately 66 percent of consumer customers used non-teller channels for the majority of their transactions during the third quarter of 2018 compared with 65 percent in the second quarter and 62 percent in the third quarter of 2017.

▪
Deposit transactions via ATM and mobile channels were 55 percent of total deposit transactions in the third quarter of 2018 compared with 54 percent in both the second quarter of 2018 and third quarter of 2017.

Corporate & Institutional Banking				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Net interest income	$925	$900	$924	$25	$1
Noninterest income	$592	$635	$555	$(43)	$37
Provision for credit losses (benefit)	$(13)	$15	$62	$(28)	$(75)
Noninterest expense	$669	$639	$599	$30	$70
Earnings	$665	$675	$525	$(10)	$140

In billions
Average loans	$137.4	$137.0	$134.3	$.4	$3.1
Average deposits	$88.1	$85.8	$87.5	$2.3	$.6

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 11

Corporate & Institutional Banking earnings for the third quarter of 2018 decreased compared with the second quarter of 2018 and increased compared with the third quarter of 2017. Earnings benefited from the lower federal statutory income tax rate compared with third quarter 2017. Noninterest income declined from the second quarter primarily due to lower revenue from commercial mortgage banking activities, including a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge, and lower net gains on commercial mortgage loans held for sale. Capital markets-related revenue also declined from the second quarter driven by lower customer-related derivative sales and lower loan syndication fees partially offset by higher merger and acquisition advisory fees. Noninterest income increased compared with the third quarter of 2017 primarily due to higher merger and acquisition advisory fees and growth in treasury management product revenue partially offset by lower gains on asset sales. Provision for credit losses was a benefit in the third quarter of 2018 reflecting lower specific loan reserves combined with overall strong portfolio credit quality. Noninterest expense increased in both comparisons due to continued investments in strategic initiatives and variable costs associated with increased business activity.

▪
Average loans increased modestly compared with the second quarter primarily in PNC’s equipment finance and business credit businesses. Loan growth was moderated by substantial payoff volumes. Average loans increased 2 percent compared with the third quarter of 2017 driven by growth in PNC’s corporate banking, business credit and equipment finance businesses.

▪
Average deposits increased 3 percent over the second quarter reflecting seasonal growth, and increased 1 percent compared with the third quarter of 2017 due to growth in interest-bearing deposits partially offset by a decrease in noninterest-bearing demand deposits.

▪
Net charge-offs were $1 million in the third quarter of 2018 compared with a net recovery position of $2 million in the second quarter of 2018 and net charge-offs of $22 million in the third quarter of 2017.

Asset Management Group				Change	Change
				3Q18 vs	3Q18 vs
In millions	3Q18	2Q18	3Q17	2Q18	3Q17
Net interest income	$71	$72	$72	$(1)	$(1)
Noninterest income	$228	$222	$220	$6	$8
Provision for credit losses	$2	$7	$3	$(5)	$(1)
Noninterest expense	$217	$223	$214	$(6)	$3
Earnings	$61	$49	$47	$12	$14

In billions
Client assets under administration at quarter end	$293	$279	$275	$14	$18
Average loans	$7.0	$7.0	$7.0	—	—
Average deposits	$12.3	$12.3	$12.2	—	$.1

Asset Management Group earnings for the third quarter of 2018 increased in both comparisons. Earnings benefited from the lower federal statutory income tax rate compared with third quarter 2017. Noninterest income increased in both comparisons primarily due to increases in the average equity markets. Provision for credit losses declined from the second quarter reflecting higher

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 12

second quarter reserves on home equity loans. Noninterest expense decreased compared with the second quarter primarily due to lower legal reserves and increased over third quarter 2017 driven by higher personnel related expenses.

▪	Client assets under administration at September 30, 2018 include discretionary client assets under management of $159 billion and nondiscretionary client assets under administration of $134 billion.

–
Discretionary client assets under management increased $10 billion compared with June 30, 2018 primarily due to equity market increases and net business activities, and increased $13 billion compared with September 30, 2017 primarily attributable to equity market increases.

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, integration costs, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9103 and (312) 281-1206 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2018 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21894303 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Revenue
Net interest income	$2,466	$2,413	$2,345	$7,240	$6,763
Noninterest income	1,891	1,911	1,780	5,552	5,306
Total revenue	4,357	4,324	4,125	12,792	12,069
Provision for credit losses	88	80	130	260	316
Noninterest expense	2,608	2,584	2,456	7,719	7,337
Income before income taxes (benefit) and noncontrolling interests	$1,661	$1,660	$1,539	$4,813	$4,416
Net income	$1,400	$1,356	$1,126	$3,995	$3,297
Less:
Net income attributable to noncontrolling interests	11	10	12	31	39
Preferred stock dividends (a)	63	55	63	181	181
Preferred stock discount accretion and redemptions	1	1	1	3	24
Net income attributable to common shareholders	$1,325	$1,290	$1,050	$3,780	$3,053
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	5	5	16	15
Impact of BlackRock earnings per share dilution	2	3	3	7	8
Net income attributable to diluted common shares	$1,317	$1,282	$1,042	$3,757	$3,030
Diluted earnings per common share	$2.82	$2.72	$2.16	$7.96	$6.21
Cash dividends declared per common share	$.95	$.75	$.75	$2.45	$1.85
Effective tax rate (b)	15.7%	18.3%	26.8%	17.0%	25.3%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)
The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax. The 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Nine months ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
PERFORMANCE RATIOS
Net interest margin (a)	2.99%	2.96%	2.91%	2.95%	2.84%
Noninterest income to total revenue	43%	44%	43%	43%	44%
Efficiency (b)	60%	60%	60%	60%	61%
Return on:
Average common shareholders' equity (c)	12.32%	12.13%	9.89%	11.83%	9.76%
Average assets (c)	1.47%	1.45%	1.20%	1.42%	1.19%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$283	$330	$232	$909	$675
Corporate & Institutional Banking	665	675	525	1,924	1,527
Asset Management Group	61	49	47	178	146
Other, including BlackRock (e)	391	302	322	984	949
Total net income	$1,400	$1,356	$1,126	$3,995	$3,297

(a)
Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017 were $29 million, $29 million and $55 million, respectively. The taxable equivalent adjustments to net interest income for the nine months ended September 30, 2018 and September 30, 2017 were $87 million and $161 million, respectively. Taxable equivalent amounts for the 2018 periods were calculated using a statutory federal income tax rate of 21%, reflecting the enactment of the new federal tax legislation effective January 1, 2018. Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

(b)	Calculated as noninterest expense divided by total revenue.

(c)	The 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

(d)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(e)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	September 30	June 30	September 30
	2018	2018	2017
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$380,080	$380,711	$375,191
Loans (a)	$223,053	$222,855	$221,109
Allowance for loan and lease losses	$2,584	$2,581	$2,605
Interest-earning deposits with banks	$19,800	$21,972	$24,713
Investment securities	$80,804	$80,125	$74,994
Loans held for sale (a)	$1,108	$1,325	$1,764
Equity investments (b)	$12,446	$12,430	$11,009
Mortgage servicing rights	$2,136	$2,045	$1,854
Goodwill	$9,218	$9,218	$9,163
Other assets (a)	$28,851	$27,897	$28,454
Noninterest-bearing deposits	$74,736	$79,047	$79,967
Interest-bearing deposits	$190,148	$185,838	$180,768
Total deposits	$264,884	$264,885	$260,735
Borrowed funds (a)	$57,955	$59,222	$57,564
Shareholders’ equity	$47,058	$46,904	$46,388
Common shareholders’ equity	$43,076	$42,917	$42,406
Accumulated other comprehensive income (loss)	$(1,260)	$(940)	$(22)
Book value per common share	$93.22	$92.26	$89.05
Tangible book value per common share (Non-GAAP) (c)	$73.11	$72.25	$69.72
Period end common shares outstanding (millions)	462	465	476
Loans to deposits	84%	84%	85%
CLIENT ASSETS (billions)
Discretionary client assets under management	$159	$149	$146
Nondiscretionary client assets under administration	134	130	129
Total client assets under administration	293	279	275
Brokerage account client assets	51	49	48
Total client assets	$344	$328	$323
CAPITAL RATIOS
Basel III (d) (e) (f)
Common equity Tier 1	9.3%	9.5%	N/A
Tier 1 risk-based	10.5%	10.7%	N/A
Total capital risk-based	12.7%	12.6%	N/A
Leverage	9.2%	9.4%	N/A
Supplementary leverage	7.6%	7.8%	N/A
Fully Phased-In Basel III (Non-GAAP)
Common equity Tier 1	N/A	N/A	9.8%
Transitional Basel III (e)
Common equity Tier 1	N/A	N/A	10.3%
Tier 1 risk-based	N/A	N/A	11.6%
Total capital risk-based	N/A	N/A	13.7%
Leverage	N/A	N/A	9.9%
Common shareholders' equity to total assets	11.3%	11.3%	11.3%
ASSET QUALITY
Nonperforming loans to total loans	.76%	.77%	.85%
Nonperforming assets to total loans, OREO, foreclosed and other assets	.82%	.83%	.93%
Nonperforming assets to total assets	.48%	.49%	.55%
Net charge-offs to average loans (for the three months ended) (annualized)	.16%	.20%	.19%
Allowance for loan and lease losses to total loans	1.16%	1.16%	1.18%
Allowance for loan and lease losses to nonperforming loans	153%	150%	139%
Accruing loans past due 90 days or more (in millions)	$619	$586	$678

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2018 Form 10-Q included, and our third quarter 2018 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts include our equity interest in BlackRock. Amounts for the 2018 periods reflected $.6 billion of trading and available for sale securities, primarily money market funds, that were reclassified to Equity investments on January 1, 2018 in accordance with the adoption of Accounting Standards Update 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.

(c)	See the Tangible Book Value per Common Share table on page 17 for additional information.

(d)	The ratios as of September 30, 2018 are estimated.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information.

(f)
The 2018 Basel III ratios for Common equity Tier 1 capital, Tier 1 risk-based capital, Leverage and Supplementary leverage reflect the full phase-in of all Basel III adjustments to these metrics applicable to PNC. The 2018 Basel III Total risk-based capital ratios include $80 million of nonqualifying trust preferred capital securities that are subject to a phase-out period that runs through 2021.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2018 and 2017 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures. With the exception of certain nonqualifying trust preferred capital securities included in PNC's Total risk-based capital, the transitions and multi-year phase-in of the definition of capital under the Basel III rules were completed as of January 1, 2018. Accordingly, we refer to the capital ratios calculated using the definition of capital in effect as of January 1, 2018 and, for the risk-based ratios, standardized risk-weighted assets, as the Basel III ratios. We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2017 and, for the risk-based ratios, standardized approach risk-weighted assets, as the 2017 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated Basel III September 30, 2018, actual Basel III June 30, 2018, pro forma Fully Phased-In Basel III September 30, 2017 and actual September 30, 2017 Transitional Basel III Common equity Tier 1 ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule that ended December 31, 2017 and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule that ended December 31, 2017) accumulated other comprehensive income (loss) related to securities currently and those transferred from available for sale, as well as pension and other postretirement plans.

Basel III Common Equity Tier 1 Capital Ratios
	Basel III (a)		Fully Phased-In Basel III (Non-GAAP) (b)	2017 Transitional Basel III

	September 30	June 30	September 30	September 30
Dollars in millions	2018 (estimated)	2018	2017	2017
Common stock, related surplus and retained earnings, net of treasury stock	$44,336	$43,857	$42,426	$42,426
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,299)	(9,319)	(9,202)	(9,137)
Basel III total threshold deductions	(4,034)	(3,408)	(1,731)	(1,166)
Accumulated other comprehensive income (loss)	(1,007)	(757)	(117)	(94)
All other adjustments	(322)	(167)	(163)	(161)
Basel III Common equity Tier 1 capital	$29,674	$30,206	$31,213	$31,868

Basel III standardized approach risk-weighted assets (c)	$318,321	$319,112	$317,393	$309,292
Basel III advanced approaches risk-weighted assets (d)	$274,072	$280,883	$285,517	N/A
Basel III Common equity Tier 1 capital ratio	9.3%	9.5%	9.8%	10.3%
Risk weight and associated rules utilized	Standardized		Standardized	Standardized (with 2017 transition adjustments)

(a)	2018 results are calculated using the regulatory capital methodology applicable to us during 2018 and reflects the full phase-in of all Basel III adjustments to this metric applicable to PNC.

(b)	2017 Fully Phased-In Basel III results are presented as pro forma estimates.

(c)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(d)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

Our Basel III capital ratios may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2018	2018	2017
Book value per common share	$93.22	$92.26	$89.05
Tangible book value per common share
Common shareholders' equity	$43,076	$42,917	$42,406
Goodwill and Other Intangible Assets	(9,489)	(9,511)	(9,503)
Deferred tax liabilities on Goodwill and Other Intangible Assets	192	192	301
Tangible common shareholders' equity	$33,779	$33,598	$33,204
Period-end common shares outstanding (millions)	462	465	476
Tangible book value per common share (Non-GAAP)	$73.11	$72.25	$69.72

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 18

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to recently enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that U.S. economic growth has accelerated over the past two years and will remain above its long-run trend for the remainder of 2018 and into 2019, in light of stimulus from corporate and personal income tax cuts passed in late 2017 that are expected to support business investment and consumer spending, respectively. We expect an increase in federal government spending will also support economic growth for the remainder of 2018 and into 2019. Further gradual improvement in the labor market this year and next, including job gains and rising wages, is another positive for consumer spending. Trade restrictions are a growing downside risk to the forecast. Inflation has accelerated to close to the Federal Open Market Committee’s 2 percent objective. Short-term interest rates and bond yields are expected to rise throughout the remainder of 2018 and into 2019; after the Federal Open Market Committee raised the federal funds rate in September, our baseline forecast is for one additional rate hike in December 2018, pushing the rate to a range of 2.25 to 2.50 percent by the end of the year. PNC expects two 25 basis point increases in the fed funds rate in 2019 (in June and September); this would take the fed funds rate to a range of 2.75 to 3.00 percent by the end of next year.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee)), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Third Quarter 2018 Net Income of $1.4 Billion, $2.82 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2017 Form 10-K and our 2018 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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